SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 2, 2011

Desert Hawk Gold Corp.

(Exact Name of Registrant as Specified in Charter)

NEVADA	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

7723 North Morton Street, Spokane, WA	99208
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (509) 434-8161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .

Written communications pursuant to Rule 425 under the Securities Act

     .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 2, 2011, the Board of Directors of the Company determined that the financial statements included in the Company’s previously filed Quarterly Report on Form 10-Q for the period ended March 31, 2011, and the Annual Report on Form 10-K for the year ended December 31, 2010, should no longer be relied upon as a result of errors identified by the Company in its consolidated financial statements for the three months ended March 31, 2011, and for the year ended December 31, 2010.  The errors relate to the method used to record the legal costs associated with the Investment Agreement with DMRJ Group. In the prior financial statements the fees of approximately $466,000 had been recorded as an expense in the period in which they were incurred.  Upon reviewing the accounting treatment for these legal fees management determined that the appropriate accounting for the fees would have been to record these costs as debt discount and amortize them over the life of the related promissory notes. In addition, management has determined that revenue in the amount of approximately $215,000 was underreported in the three months ended March 21, 2011.

As a result of these errors (cumulatively) total assets at March 31, 2011, were underreported by $215,000, total liabilities were over-reported by $312,697, and total stockholders’ equity was underreported by $527,697.  Total liabilities were over-reported by $374,236 and total stockholders’ equity at December 31, 2010, were underreported by $374,236.  The Company evaluated the materiality of the errors from a qualitative and quantitative perspective and concluded that they were material to the fiscal year ended December 31, 2010, and to the interim period previously presented within the Company’s fiscal year 2011.  As such, the Company has made the necessary restatements to correct the errors and intends to file amended reports on Form 10-Q and 10-K for such quarter and fiscal year.  Thus the financial statements and related financial statement information contained in those reports should no longer be relied upon.

Management has discussed these matters with DeCoria, Maichel & Teague, PS., the Company’s independent registered public accounting firm, and with Child, Van Wagoner & Bradshaw, PLLC, the Company’s prior independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.

Date:  August 5, 2011

By  /s/ Robert E. Jorgensen

       Robert E. Jorgensen, CEO

2